UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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ANSYS, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

April 9, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) to be held on Wednesday, May 16, 2007, at 2:00 p.m. Eastern Time, at the Southpointe Club located at Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”).

The Annual Meeting has been called for the purposes of (i) electing one Class II Director for a three-year term; (ii) ratifying the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm; and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 19, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of the nominee of the Company’s Board of Directors as a Class II Director of the Company and “FOR” the ratification of Deloitte and Touche LLP as the Company’s independent registered public accounting firm.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE ENCLOSED PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; OR (3) MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 15, 2007. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Sincerely,

James E. Cashman III
President and
Chief Executive Officer

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 16, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) will be held on Wednesday, May 16, 2007, at 2:00 p.m. Eastern Time, at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”), for the purpose of considering and voting upon:

1.	The election of one Class II Director for a three-year term;

2.	The ratification of the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 19, 2007 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors

Sheila S. DiNardo
Vice President, General Counsel
and Secretary

Canonsburg, Pennsylvania

April 9, 2007

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE ENCLOSED PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; OR (3) MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 15, 2007. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

i

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 16, 2007

ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ANSYS, Inc. (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 16, 2007 at 2:00 p.m. Eastern Time at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of one Class II Director for a three-year term, such term to continue until the annual meeting of stockholders in 2010 and until such Director’s successor is duly elected and qualified;

2.	The ratification of the selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about April 9, 2007 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 19, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 38,759,806 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 276 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the Class II

Director. Abstentions and broker non-votes will not be counted as voting with respect to the election of the Class II Director and, therefore, will not have an effect on the election of the Class II Director.

The affirmative vote of holders of a majority of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the approval of the ratification of the selection of the independent registered public accounting firm. Abstentions will be counted as voting against the ratification of the selection of the independent registered public accounting firm.

Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. You may also vote by telephone or over the Internet in accordance with the procedures on the Proxy Card. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominee for Director listed in this Proxy Statement and the ratification of the Company’s selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm. It is not anticipated that any matters other than the election of a Class II Director and the ratification of the Company’s selection of Deloitte and Touche LLP as the Company’s independent registered public accounting firm, will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. Internet and telephone voting procedures verify stockholders’ identities and allow stockholders to confirm that voting has been recorded correctly. Stockholders voting over the Internet should realize that there may be additional costs with electronic access, such as usage charges from Internet access providers, which must be paid by the stockholder.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2006 (“Fiscal 2006”), is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

DISCUSSION OF PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTOR

Our Board of Directors is divided into three classes, with three Directors in Class I, two Directors in Class II and three Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by our stockholders at each annual meeting.

At the Annual Meeting, one Class II Director will be elected to serve until the annual meeting of stockholders in 2010 and until such Director’s successor is duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Jacqueline C. Morby for re-election as a Class II Director. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Ms. Morby as a Director. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominee has agreed to stand for re-election and to serve, if elected, as a Director. However, if any person nominated by our Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominee as a Class II Director of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE OF THE BOARD OF DIRECTORS AS A CLASS II DIRECTOR OF THE COMPANY.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has selected the accounting firm of Deloitte and Touche LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2007. Deloitte and Touche LLP is considered by our management to be well-qualified. A representative of Deloitte and Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Although we are not required to submit the ratification of the selection of our independent registered public accounting firm to a vote of stockholders, our Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Deloitte and Touche LLP, our Directors will consider the vote and the reasons for it in future decisions on the selection of independent registered public accounting firms.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OUR BOARD OF DIRECTORS

Director Profiles

Set forth below is certain information regarding our Directors, including the Class II Director who has been nominated for election at our Annual Meeting.

Name	Age	Director Since
Class I—Term Expires 2009
Peter J. Smith	62	1994
Bradford C. Morley (1)(3)	60	2001
Patrick J. Zilvitis (1)(3)	64	2000
Class II—Term Expires 2007
Roger J. Heinen, Jr. (1)(4)	56	1996
Jacqueline C. Morby (2)*	69	1994
Class III—Term Expires 2008
James E. Cashman III	53	2000
John F. Smith (2)(3)	72	1995

*	Nominee for re-election.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation and Stock Option Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	On January 10, 2007, Mr. Heinen notified the Company of his intent not to stand for re-election as a Director.

The principal occupation and business experience for at least the last five years for each of our Directors is set forth below.

Peter J. Smith has been Chairman of our Board of Directors since July 1995. Mr. Smith served as President until April 1999 and Chief Executive Officer until February 2000. Prior to joining the Company, Mr. Smith was Vice President of European Operations for Digital Equipment Corporation from November 1991 to March 1994. Previously, he managed Digital’s worldwide applications development and marketing activities, including its engineering systems group which focused on CAD and CAM, graphics and general engineering software business. Mr. Smith is also Chairman of Bluesocket, Inc., a wireless local area network company, and a Director of Accellos Inc., a supply chain software solutions company. He is the past Chairman of Neartek, Inc. and the Martin Group, and a former Director of NxTrend Inc.

James E. Cashman III has been our Chief Executive Officer since February 2000 and President since April 1999. Mr. Cashman served as our Senior Vice President of Operations from September 1997 to April 1999. Prior to joining the Company, Mr. Cashman was Vice President of Marketing and International Operations at PAR Technology Corporation, a computer software and hardware company involved in transaction processing, from May 1995 to September 1997. From September 1994 to May 1995, he was Vice President of Product Development and Marketing at Metaphase Technology, Inc., a product data management company. Prior to joining Metaphase, Mr. Cashman was employed by Structural Dynamics Research Corporation, a computer aided design company, from 1976 to 1994 in a number of sales and technical positions. Mr. Cashman is also a Director of the Pittsburgh Technology Council and a Board Member of the Carnegie Museum of Natural History.

Roger J. Heinen, Jr. has served as a Director of the Company since April 1996. Mr. Heinen is a partner at Flagship Ventures, an investment group that initiates and manages companies from the earliest stage of technology innovations, and was a Senior Vice President, Developer Division, of Microsoft Corporation, from January 1993 through March 1996. Mr. Heinen is also a Director of Progress Software Corporation, which markets and supports application development, deployment and management software, as well as a Director for three private start-up companies in the information technology sector. He is Vice Chair of Maine’s “Small Enterprise Growth Fund.” On January 10, 2007, Mr. Heinen notified the Company of his intent not to stand for re-election at the Company’s 2007 Annual Meeting of Stockholders.

Jacqueline C. Morby has served as a Director of the Company since February 1994. Ms. Morby began semi-retirement and became Senior Director of TA Associates, Inc. in 2003 and was Managing Director or a partner of TA Associates, Inc. or its predecessor from 1982 to 2003. Ms. Morby is also a Director of J&B Software, Inc., a transaction processing software and services company, Axioma, Inc., a financial software company, and Pacific Life Corporation, a life insurance company.

Bradford C. Morley has served as a Director of the Company since February 2001. From 1994 through 2005, Mr. Morley served as a Director for various high technology software companies, including Computer Aided Design Software, Inc., Camax Manufacturing Technologies, and CoCreate Software, Inc., where he served as Chairman of the Board. From 1990 to 1993, Mr. Morley was President of Applicon, Inc., a CAD/CAM subsidiary of Schlumberger Ltd. Prior to that time, Mr. Morley was employed for fifteen years at Structural Dynamics Research Corporation, where he served as Senior Vice President and General Manager.

John F. Smith has served as a Director of the Company since December 1995. Mr. Smith is currently a venture partner in Flagship Ventures, an investment group that initiates and manages companies from the earliest stage of technology innovations. Mr. Smith served as the President of Perseptive Biosystems, a life sciences company, from July 1996 to 1999, and as Chief Operating Officer and Senior Vice President of Digital Equipment Corporation from 1986 through 1994. Mr. Smith is a Director of DataCore Software Corporation, a privately-held software vendor specializing in storage control, storage management and storage consolidation.

Patrick J. Zilvitis has served as a Director of the Company since July 2000. Mr. Zilvitis was Chief Information Officer and Corporate Vice President of The Gillette Company, a global producer of consumer goods, from 1992 through 2000. Prior to 1992, Mr. Zilvitis managed the Consulting Services business at Digital Equipment Corporation. Mr. Zilvitis is a Director of StockerYale, Inc., a provider of advanced illumination and optical products and services.

Director Independence

Our Board of Directors has determined that each of Mr. Heinen, Ms. Morby, Mr. Morley, Mr. John F. Smith and Mr. Zilvitis is an “independent director” in accordance with NASDAQ listing requirements. Therefore, we currently have a majority of “independent directors.”

Corporate Governance Guidelines

Our Board of Directors has approved and adopted Corporate Governance Guidelines to (i) promote the effective functioning of our Board and its committees and (ii) provide the framework for corporate governance of the Company. The Corporate Governance Guidelines are posted on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Code of Business Conduct and Ethics

Our Board of Directors has adopted the ANSYS, Inc. Code of Business Conduct and Ethics, which applies to all employees, officers and Directors of the Company and its subsidiaries. Our Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct and Ethics also meets the requirements of corporate governance under the listing standards of NASDAQ. Our Code of Business Conduct and Ethics is posted on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.” We will also provide a copy of our Code of Business Conduct and Ethics to stockholders upon request, and intend to disclose any amendments to the Code of Business Conduct and Ethics, as well as any waivers for executive officers or Directors, on our website at www.ansys.com.

Meetings of Our Board of Directors

Our Board of Directors held sixteen (16) meetings during Fiscal 2006. Each of our incumbent Directors attended at least 88% of the total number of meetings of our Board and of the committees of which he or she was a member during Fiscal 2006.

Meetings of Our Independent Directors

Our independent Directors regularly meet in executive sessions outside of the presence of management. Currently, our independent Directors are Mr. Heinen, Ms. Morby, Mr. Morley, Mr. John F. Smith and Mr. Zilvitis. The presiding Director for these meetings is currently Mr. Zilvitis. Any interested party who wishes to make his or her concerns known to our independent Directors may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to Mr. Zilvitis.

Director Attendance at Our Annual Meeting

We do not have a policy with respect to Directors’ attendance at our annual meeting of stockholders. The following Directors attended our 2006 annual meeting: James E. Cashman III, Peter J. Smith, Daniel H. Blumenthal, Jacqueline C. Morby, Bradford C. Morley, John F. Smith and Patrick J. Zilvitis.

Stockholder Communications with Our Board of Directors

Any security holder desiring to send communications to our Board of Directors, or any individual Director, may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to our Board of Directors or the particular Director, as the case may be.

Committees of Our Board

Our Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation and Stock Option Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”).

Audit Committee

Our Audit Committee selects our independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with our independent registered public accounting firm, reviews with management and our independent registered public accounting firm the Company’s quarterly and annual operating results, reviews our periodic disclosures related to the Company’s financial statements, considers the adequacy of our internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees our risk management policies and practices, and establishes policies for business values, ethics and employee relations.

Our Audit Committee currently consists of the following three (3) Directors: Roger J. Heinen, Jr., Bradford C. Morley and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent within the meaning of Rule 4200(a)(15) of the NASDAQ listing requirements and the Securities Exchange Act of 1934 (“Exchange Act”). Our Board of Directors has determined that Bradford C. Morley and Patrick J. Zilvitis each qualify as an “audit committee financial expert.” During Fiscal 2006, our Audit Committee held four (4) meetings and all members attended each meeting. Our Audit Committee Charter is available on our website at www.ansys.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees the qualification and nomination process for potential director candidates, reviews the continued qualification of existing Directors and is responsible for corporate governance oversight.

Our Nominating and Corporate Governance Committee currently consists of the following three (3) Directors: Bradford C. Morley, John F. Smith and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 4350(c) and defined by Rule 4200 of the NASDAQ listing requirements. Our Nominating and Corporate Governance Committee held two (2) meetings in Fiscal 2006 and all members attended each meeting. Our Nominating and Corporate Governance Committee Charter is available on our website at www.ansys.com.

Compensation Committee

Our Compensation Committee is responsible for reviewing and recommending the compensation of our Chief Executive Officer, reviewing and approving the compensation of all of our executive officers, overseeing general compensation levels, policies and programs for our employees as a group, approving and administering our equity plans, including our Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (“Option Plan”) and ANSYS, Inc. Employee Stock Purchase Plan (“ESPP”), and succession planning for our senior management. To the extent not established by our Board, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-employee Directors.

Our Compensation Committee currently consists of the following two (2) Directors: Jacqueline C. Morby and John F. Smith, each of whom is not an affiliate or employee of the Company and is considered independent as defined by Rule 4200 of the NASDAQ listing requirements. Ten (10) meetings of our Compensation Committee were held during Fiscal 2006 and all members attended each meeting. Our Compensation Committee Charter is available on our website at www.ansys.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and both members are considered independent as such term is defined in Rule 4200 of the NASDAQ listing requirements. We are not aware of any Compensation Committee interlocks.

Director Compensation

We compensate our non-affiliate independent Directors through a mix of cash and equity-based compensation. Beginning on April 1, 2006, our non-affiliate independent Directors received an annual retainer of $40,000, and an annual retainer of $10,000 for each member of the Audit Committee ($20,000 for the Chairman), $10,000 for each member of the Compensation Committee ($15,000 for the Chairman), and $5,000 for each member of the Nominating and Corporate Governance Committee ($7,500 for the Chairman), all paid quarterly in arrears. Our non-affiliate independent Directors also receive, at their option, (i) a grant of 3,600 deferred stock units, which are rights to receive shares of our Common Stock upon termination of service as Director, or (ii) options to purchase 12,000 shares of our Common Stock, all awarded quarterly in arrears in accordance with our Option Plan and our Equity Grant Policy. Under our Equity Grant Policy, which is described on page 14 of this Proxy Statement, the exercise price of all options granted is equal to the closing price of the Common Stock on the date of grant. Pursuant to our Option Plan and our stock option agreements with each non-affiliate independent Director, all stock options awarded to non-affiliate independent Directors are subject to “single trigger” vesting and shall become fully vested in the event of a change of control of the Company.

Directors who are also our employees do not receive cash or equity compensation for service on the Board.

Director Stock Ownership Guidelines

On December 14, 2005, our Board approved stock ownership guidelines for Directors. Under these guidelines, all members of our Board are required to own a minimum of 2,000 shares of our Common Stock and to maintain this minimum amount throughout their tenure as a member of our Board. New Board members have three years to attain this minimum stock ownership level. The Director stock ownership guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com.

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roger J. Heinen, Jr.	$46,500	$89,163	—	—	—	—	$135,663
Jacqueline C. Morby	$48,000	—	$135,750	—	—	—	$183,750
Bradford C. Morley	$58,750	—	$135,750	—	—	—	$194,500
John F. Smith	$57,500	—	$135,750	—	—	—	$193,250
Patrick J. Zilvitis	$53,125	—	$135,750	—	—	—	$188,875

(1)

Mr. James E. Cashman III and Mr. Peter J. Smith, both Directors of our Company, have been omitted from this table because they receive no compensation for serving on our Board. Mr. Cashman’s compensation as CEO for Fiscal 2006 is detailed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 11. Mr. Smith’s compensation as our Chairman for Fiscal 2006 consisted of the following: (1) $60,000 base salary; (2) $45,000 cash bonus; (3) $7,200 auto allowance; (4) $2,332 reimbursement for auto usage-related expenses; (5) $13,464 Company contributions to the defined contribution and 401(k) plans; and (6) option grants for a total of 6,000 stock options. Mr. Smith’s option grants occurred on November 15, 2006 during an open trading window, have an exercise price of $51.25 equal to the closing price of the Common Stock on the grant date, vest in installments over four years, and have a seven-year life.

(2)	Refer to Note 2, “Stock-Based Compensation” beginning on page 44 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 28, 2007 for the relevant assumptions used to determine the valuation of our option awards.
(3)	The grant date fair value of each stock option awarded to our non-affiliate independent Directors was $22.28 on June 30, 2006 and $22.97 on November 15, 2006.
(4)	The following are the aggregate number of option awards outstanding that have been granted to each of our non-affiliate independent Directors as of December 31, 2006, the last day of the 2006 fiscal year: Mr. Heinen: 27,000; Ms. Morby: 36,000; Mr. Morley: 70,930; Mr. J. Smith: 78,000; and Mr. Zilvitis: 66,000.

Transactions with Related Persons

We have adopted a written policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Company’s Board of Directors, and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be the beneficial owner of more than five percent of our Common Stock as of March 15, 2007. The following information is based solely upon copies of filings of Schedule 13G received by the Company pursuant to the rules of the Securities and Exchange Commission (“SEC”).

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
FMR Corp. 82 Devonshire Street Boston, MA 02109	4,549,172	(1)	11.7%
Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	3,675,838	(2)	9.5%

(1)	The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2007 reporting beneficial ownership as of December 31, 2006.
(2)	The information reported is based on a Schedule 13G filed with the SEC on February 22, 2007 reporting beneficial ownership as of December 31, 2006.

Security Ownership of Our Management

The following table presents certain information pertaining to all of our executive officers and Directors as of March 15, 2007, based on their representations to the Company. All such information was provided by the stockholders listed and reflects their beneficial ownership as of March 15, 2007.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent (2)
Peter J. Smith (3)	145,392	*
James E. Cashman III (4)	849,615	2.2%
Maria T. Shields (5)	131,060	*
Joseph C. Fairbanks, Jr. (6)	39,880	*
J. Christopher Reid (7)	40,789	*
Michael J. Wheeler (8)	92,109	*
Roger J. Heinen, Jr. (9)	14,700	*
Jacqueline C. Morby (10)	69,500	*
Bradford C. Morley (11)	45,930	*
John F. Smith (12)	69,166	*
Patrick J. Zilvitis (13)	42,000	*
All executive officers and Directors as a group (13 persons) (14)	1,664,259	4.3%

*	Less than 1%.
(1)	Except as otherwise indicated, addresses are c/o ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA 15317.
(2)	All percentages have been determined as of March 15, 2007 in accordance with Rule 13d-3 under the Exchange Act. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after March 15, 2007. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after March 15, 2007 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of March 15, 2007, a total of 38,759,806 shares of Common Stock were issued and outstanding.
(3)	Includes vested options to purchase 57,000 shares. Excludes unvested options to purchase 36,000 shares.
(4)	Includes vested options to purchase 682,430 shares. Excludes unvested options to purchase 257,500 shares.
(5)	Includes vested options to purchase 117,474 shares. Excludes unvested options to purchase 36,500 shares.
(6)	Includes vested options to purchase 35,750 shares. Excludes unvested options to purchase 32,750 shares.
(7)	Includes vested options to purchase 38,500 shares. Excludes unvested options to purchase 25,500 shares.
(8)	Includes vested options to purchase 83,090 shares. Excludes unvested options to purchase 48,500 shares.
(9)	Includes vested options to purchase 6,000 shares. Excludes unvested options to purchase 21,000 shares.
(10)	Includes vested options to purchase 9,000 shares. Excludes unvested options to purchase 30,000 shares.
(11)	Includes vested options to purchase 43,930 shares. Excludes unvested options to purchase 30,000 shares.
(12)	Includes vested options to purchase 51,000 shares. Excludes unvested options to purchase 30,000 shares.
(13)	Includes vested options to purchase 36,000 shares. Excludes unvested options to purchase 30,000 shares.
(14)	Includes vested options to purchase 1,185,800 shares. Excludes unvested options to purchase 628,374 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC and NASDAQ. Section 16 Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, we believe that no Section 16 Person filed a late report.

OUR EXECUTIVE OFFICERS

Named Executive Officer Profiles

The names and ages of our named executive officers, and the principal occupation and business experience for at least the last five years for each named executive officer who is not also a Director, are set forth below as of December 31, 2006.

Name	Age	Position
James E. Cashman III	53	President and Chief Executive Officer (“CEO”)
Maria T. Shields	42	Chief Financial Officer and Vice President, Finance and Administration (“CFO”)
Joseph C. Fairbanks, Jr.	52	Vice President, Sales and Support
J. Christopher Reid	52	Vice President, Marketing
Michael J. Wheeler	55	Vice President and General Manager, Mechanical Business Unit

Maria T. Shields has been our Chief Financial Officer and Vice President, Finance and Administration since September 1998. Previously, she served as our Corporate Controller since September 1994 and as a Vice President since May 1998. Prior to joining the Company, Ms. Shields held various positions as a CPA with Deloitte and Touche LLP, including that of Audit Manager. Ms. Shields holds a Bachelor of Science degree in Accounting from Pennsylvania State University.

Joseph C. Fairbanks, Jr. has been our Vice President, Sales and Support since October 2001. Prior to joining the Company, Mr. Fairbanks was President and Chief Operating Officer for Black Oak Computer Services Incorporated from August 2000 to October 2001. Prior to this position, Mr. Fairbanks was the Vice President, Sales and Marketing for the IBM Business Unit of Avnet Hallmark, an IBM distributor, from August 1997 to August 2000. Prior to August 1997, Mr. Fairbanks was the Director of Sales Operations for Aspen Technology, a chemical engineering software company. Mr. Fairbanks majored in Computer Sciences at West Chester University.

J. Christopher Reid has been our Vice President, Marketing since May 2006. Prior to that, Mr. Reid served as our Vice President and General Manager, Fluids Business Unit since February 2003. Before joining the Company, Mr. Reid served as President and Chief Executive Officer of the CFX division of AEA Technology from May 2001 to February 2003. During his career, Mr. Reid held a variety of senior management positions, including sales, marketing and product development, 20 years of which were with Honeywell International Industrial Automation and Control. Subsequent to that, Mr. Reid served as Chief Operating Officer with ProFac Facilities Management, Inc., a leading supplier of real estate outsourcing services. Additionally, Mr. Reid represented Open Options Corporation as an independent management consultant specializing in marketing, strategic planning and model-based decision support tools. Mr. Reid holds a Bachelor of Applied Science degree in Civil Engineering from the University of Waterloo.

Michael J. Wheeler has been our Vice President and General Manager, Mechanical Business Unit since January 2002. Previously, he served as our Vice President, Marketing since December 2000. Prior to joining the Company, Mr. Wheeler was Vice President of Operations of Technet International, a computer aided engineering services company from May 2000. Prior to May 2000, Mr. Wheeler held various management roles with Parametric Technology Corporation and Rasna Corporation. He began his career at Swanson Analysis Systems, Inc., the predecessor to ANSYS, Inc., in 1976. Mr. Wheeler holds a Bachelor of Science degree in Mechanical Engineering from the University of Pittsburgh.

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other officers and employees of the Company.

Throughout this Proxy Statement, the individuals who served as our CEO and CFO during Fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 17, are referred to as the “named executive officers.”

Objectives of Compensation Program

The main objective of our executive compensation program is to create a competitive total rewards package based on the attainment of short-term performance objectives and long-term strategic goals. Accordingly, our executive compensation program consists of the following three principal elements: base salary, cash bonus and equity grants in the form of stock options and restricted stock, with an emphasis on incentive compensation rather than base salary. Our executives are also generally eligible to participate in employee benefit and retirement plans offered by the Company, which currently include defined contribution and 401(k) plans, an employee stock purchase plan, and health care and other insurance programs. The benefit programs available to executives are the same as those available to all other eligible employees.

Decision-Making; Role of Executive Officers in Compensation Decisions

The Compensation Committee of our Board of Directors is comprised solely of non-affiliate independent Directors who meet the independence requirements of the NASDAQ and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. Our Compensation Committee makes all decisions regarding the compensation of our CEO, including establishing the performance goals and objectives for our CEO, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining and recommending to our Board the CEO’s compensation based on that evaluation.

Our CEO makes recommendations to our Compensation Committee for the compensation of our CFO and all other named executive officers. Our Compensation Committee and Board may accept or adjust such recommendations as they determine in the best interests of the Company and its stockholders and has final approval over all such compensation decisions. To the extent not established by our Board of Directors, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-affiliate independent Directors.

Our Chairman, CEO, Vice President of Human Resources and our external compensation consultant provide advice, analysis and recommendations to our Compensation Committee.

Setting Executive Compensation

Based on the foregoing objectives, our Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward executives for achieving such goals. In furtherance of this goal, our Compensation Committee has engaged Frederick W. Cook & Co. (“F.W. Cook”), an independent compensation consulting firm, to conduct a review of its total compensation program for our CEO and CFO, as well as for other key executives. F.W. Cook provides our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for our CEO and on the recommendations being made by the Company’s CEO for our CFO and other executives.

In setting executive compensation, our Compensation Committee reviews all of the elements of each executive officer’s total compensation, and considers the analysis and recommendations of its compensation consultant, industry surveys and comparison with the following internally and externally developed peer group companies:

Advent Software, Inc.	Informatica Corporation	MTS Systems Corporation
Agile Software Corporation	Kronos Incorporated	Parametric Technology Corp.
Ansoft Corporation	Lawson Software, Inc.	QUEST Software, Inc.
Aspen Technology, Inc.	MAGMA Software	The Reynolds and Reynolds Co.
FactSet Research Systems Inc.	Manhattan Associates, Inc.	Serena Software, Inc.
Fair Isaac Corporation	Mentor Graphics Corp.	Synopsys, Inc.
Filenet Corporation	MicroStrategy, Inc.	TIBCO Software Inc.
Hyperion Solutions Corporation	Moldflow Corporation	Verint Systems Inc.

The peer companies include firms within our industry, and we compare ourselves to peers in terms of revenue, net income, market capitalization, and 1-year and 3-year total returns. At the start of Fiscal 2006, our Company was below the 25th percentile in revenue, near the 50th percentile level in net income and market capitalization, and above the 75th percentile in 1-year and 3-year total returns in relation to the peer companies. In setting executive compensation for Fiscal 2006, our Compensation Committee established base salaries and target bonus levels at or below a mid-point level in relation to the peer companies.

Elements of Executive Compensation

Our Compensation Committee also evaluates the achievement of corporate, individual and organizational objectives for each executive officer during the prior fiscal year. Each element of compensation is chosen in order to attract and retain the necessary executive talent, reward corporate performance and provide incentive for the attainment of long-term strategic goals. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

•	Performance against corporate, individual and organizational objectives for the fiscal year;

•	Importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and

•	Contribution as a leader, corporate representative and member of the senior management team.

These elements support our overall compensation philosophy by creating a balanced focus on shorter-term corporate performance and the achievement of longer-term business goals and stockholder value. While we believe in structuring executive compensation plans that give our executives incentive to deliver certain objective elements of corporate financial performance over specified time periods, we do not believe in a purely mechanical approach. Instead, part of our executive compensation philosophy includes an element of reward for non-quantitative achievements demonstrated by our executives in the actions and decisions they have taken throughout the year. When establishing our executive compensation plans for a given year, it is not possible to foresee all of the challenges and demands that will be made of our executives, both as a management team and in their areas of individual responsibility. We believe that by rewarding the quality of our decision-making and leadership, in addition to the achievement of quantifiable results, we are building a management team capable of creating stockholder value over the longer-term, while remaining disciplined in delivering shorter-term financial results. Accordingly, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information provided by its compensation consultant, industry surveys and peer company data to determine appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company and the individual, depending on the type of award, compared to established goals.

Base Salary

Our base salary determinations principally reflect the skills and performance levels of individual executives, the needs of the Company, and pay practices of comparable public companies. In setting base salaries for Fiscal 2006, our Compensation Committee reviewed the base salaries of officers with comparable qualifications, experience and responsibilities at public companies we historically viewed as peers, and the peer group recommended by our compensation consultant for our CEO set forth on page 12. It is not our policy to pay our executive officers at the highest base salary level. Instead, we establish executive base salaries conservatively at or below a midpoint level relative to an appropriate set of peers. We believe this policy sets a prudent and fiscally responsible tone for the Company’s overall base salary compensation programs.

Target Bonus

Cash bonuses under the Company’s executive bonus plan principally reflect the Company’s financial performance and achievement of corporate objectives established by our Board prior to the start of each fiscal year. The executive bonus plan is designed to reward our executives for the achievement of shorter-term financial goals, predominantly revenue growth and profitability, with cash flow and days sales outstanding (“DSO”) factors also considered. Generally, we reward our executives for their performance as a team in the attainment of these corporate goals and also for their individual achievement of goals specific to each executive. Accordingly, target bonuses for our executives range from 30% to 100% of base salary for Fiscal 2006, depending on the specific role and job responsibilities held by each of our executives. Target bonus levels correspond to our performance against revenue, operating profit, and diluted earnings per share targets established in our Fiscal 2006 internal financial plan1 and other non-quantitative goals. Performance above target levels may result in cash bonuses that exceed our bonus targets. Our CEO’s cash bonus is determined semi-annually based on corporate, individual and organizational performance at mid-year and year-end. Cash bonuses for our other executive officers are determined quarterly and at year-end. All bonus awards to any individual executive or the officers as a group are at the discretion of our Compensation Committee.

Bonuses Awarded in 2006

Our Compensation Committee awarded cash bonuses for Fiscal 2006 based upon our over-achievement of the revenue, operating profit, and diluted earnings per share performance goals established in our 2006 internal financial plan and as reflected in the 2006 executive bonus plan approved by our Compensation Committee. At our actual achievement level of 102% of revenue, 108% of operating profit and 124% of diluted earnings per share, and for non-quantitative achievements, including our acquisition and integration of Fluent Inc., each named executive officer was awarded a cash bonus greater than his or her 2006 target bonus. Mr. Cashman received an annual cash bonus of 127% of target, Ms. Shields received an annual cash bonus of 154% of target, Mr. Fairbanks received an annual cash bonus of 148% of target, Mr. Reid received an annual cash bonus of 113% of target, and Mr. Wheeler received an annual cash bonus of 121% of target.

We also distributed a portion of our executive bonuses for Fiscal 2006 performance in the form of stock grants, subject to certain restrictions, awarded on March 15, 2007. Our five named executive officers received an aggregate of 4,417 shares of Common Stock, representing .01% of the outstanding shares of our Common Stock

[1]

As disclosed in our quarterly SEC filings, we utilize non-GAAP financial measures to evaluate the Company’s historical and prospective financial performance, set internal sales targets and spending budgets, allocate resources, measure operational profitability and accuracy of forecasting, assess financial discipline over operational expenditures and as an important factor in determining variable compensation for our management and employees. Accordingly, the revenue, operating profit and diluted earnings per share financial measures established in our 2006 internal financial plan exclude the income statement effects of stock-based compensation, purchase accounting for deferred revenue, acquisition-related amortization of intangible assets and the one-time acquired in-process research and development charge resulting from our acquisition of Fluent Inc.

as of December 29, 2006, and an additional aggregate cash payment of $72,100, representing a payment of 25% of the fair market value of the stock award for tax assistance. These shares were fully vested upon grant and are subject only to a lock-up agreement restricting transfer until the earlier of (i) the fourth anniversary of the grant date, (ii) termination of employment with the Company, or (iii) a change of control of the Company.

Equity Compensation

Stock option and restricted stock awards principally reflect the responsibilities to be assumed by each executive in the upcoming fiscal year, the responsibilities of each executive in prior periods, the size of awards made to each executive in prior years relative to the Company’s overall performance, available stock for issuance under our Option Plan, and potential grants in future years. The Committee believes that stock option and restricted stock grants (1) align the interests of executives with long-term stockholder interests, (2) give executives a significant, long-term interest in the Company’s success, and (3) help retain key executives in a competitive market for executive talent. The Company does, however, monitor industry trends and applicable tax, accounting and regulatory changes and may in the future, for financial, competitive or other reasons, use other equity incentive vehicles in place of or in combination with stock options and restricted stock.

Equity Awards Granted for 2006

Our Company has no set formula or timeframe for the granting of equity awards to individual executives or employees. During Fiscal 2006, options to acquire an aggregate of 805,600 shares of our Common Stock were granted to our employees, officers and non-affiliate independent Directors, representing 2.1% of the outstanding shares of our Common Stock as of December 29, 2006. Of this aggregate amount, our five named executive officers received stock options to acquire an aggregate of 144,000 shares, or approximately 18% of the total options we granted in Fiscal 2006. Our employees and other officers received approximately 78% of the total options we granted in Fiscal 2006. Our non-affiliate independent Directors received approximately 4% of the total options we granted in Fiscal 2006 pursuant to the terms of our Option Plan.

Equity Grant Policy

In October 2006, our Compensation Committee approved and adopted the ANSYS, Inc. Equity Grant Policy effective December 31, 2006. Under our policy, all grants, and the terms and conditions thereof, are authorized and approved by our Compensation Committee. Our Compensation Committee may authorize block grants of options or stock for employees who are not executive officers or directors of the Company, and delegate the allocation of those awards to our CEO, CFO, General Counsel and Vice President of Human Resources. Our Compensation Committee has delegated to our CEO and Vice President of Human Resources authority to make new hire option grants of less than 10,000 options per new hire, not to exceed an aggregate of 50,000 delegated new hire option grants per calendar quarter. Our Compensation Committee must authorize and approve any change to the terms and conditions of any grant and any exceptions to our policy.

Under our policy, grants to existing directors, officers, employees, consultants and key persons occur during open trading windows when all material information, including our earnings, has been publicly disclosed. Accordingly, the grant date for all grants will be the later of (i) forty-five (45) days after the end of each calendar quarter or the next business day thereafter, or (ii) two (2) business days after the start of our next open trading window after the end of a calendar quarter or the next business day thereafter. No grant date shall precede the date the grant was authorized by our Compensation Committee. The grant date for delegated new hire grants shall be the last business day of the month in which the hire date occurs and shall not precede the employee’s hire date.

The grant or exercise price for all grants will be the fair market value of the stock on the grant date. It is our policy to set the fair market value equal to the closing price of the stock on the grant date.

Equity Ownership by Executives

We do not currently have a formal equity ownership requirement for our executives. However, we encourage our executives to own equity in the Company on a voluntary basis. All of our named executive officers own stock, restricted stock and vested and unvested stock options. We periodically review the vested and unvested equity holdings of our executives and evaluate whether these holdings sufficiently align the interests of our executives with the long-term interests of our stockholders. We may consider adopting equity ownership requirements in the future.

Perquisites

Our executives are entitled to few benefits that are not otherwise available to all of our employees. We do not provide aircraft or premium travel allowances to our executives, and we have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives.

Perquisites Provided in 2006

All of our named executive officers participated in the same Company retirement plans that are available to all of our eligible employees. Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Wheeler each received a Company retirement plan contribution of $26,400. Mr. Reid received a Company retirement plan contribution of $11,534. Mr. Cashman received an auto allowance and reimbursement for auto usage-related expenses of $8,593 and life insurance premiums totaling $3,430. Mr. Fairbanks received an auto allowance of $6,000 and spouse paid travel for the President’s Club trip of $1,750. Our corporate health and other insurance plans are the same for all eligible employees, and our executives pay the same premiums as our other employees who are enrolled in our plans.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our U.S.-based employees are eligible to participate in our defined contribution and 401(k) plans. In any plan year, we will contribute to each participant a matching contribution equal to 100% of the participant’s deferred salary contribution, up to a maximum matching contribution of 3-5% of the participant’s total wages or salary subject to federal income tax withholding. A large portion of our U.S.-based employees are also eligible to receive a discretionary profit share contribution of 0-5% of their total wages or salary subject to federal income tax withholding. Those who joined the Company prior to January 1, 2004 are also eligible to receive a discretionary retirement plan contribution of 0-5% of their total wages or salary subject to federal income tax withholding. All of our U.S.-based executive officers participated in one of our defined contribution and 401(k) plans during Fiscal 2006 and received matching contributions of up to 5%, a discretionary profit share contribution of up to 2% and a discretionary retirement plan contribution of up to 5%.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payments

We do not provide post-employment health coverage or other benefits, except in connection with certain employment agreements, details of which are included below under “Employment, Severance and Change-of-Control Agreements.”

Employment, Severance and Change-of-Control Agreements

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of our Chairman, CEO and some employees of our foreign or acquired subsidiaries.

We have an employment agreement with Mr. Peter J. Smith, our Chairman, dated March 28, 1994. Mr. Smith’s Employment Agreement (i) provides for an annual base salary and participation in the Company’s executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for severance at the annual rate of $300,000 and continuation of then-existing benefits in the event Mr. Smith’s employment is terminated by the Company without cause or in the event of a constructive termination (as defined) until the earlier of one year after termination or Mr. Smith’s acceptance of other employment and (iv) restricts competitive activities by Mr. Smith for one year following termination of his employment other than for cause or in the event of a constructive termination. The Company provided Mr. Smith with $309,058 at the time of his employment to purchase an annuity that will result in payments to Mr. Smith beginning at age 62.

We have an employment agreement with Mr. James E. Cashman III, our President and CEO, dated April 21, 2003. Mr. Cashman’s Employment Agreement (i) provides for an annual base salary and participation in the Company’s executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for termination benefits equal to two times his combined salary and target bonus and continuation of benefits then in effect if the Company terminates him without cause at any time or demotes or terminates him with or without cause within 180 days following a change of control of the Company, or if he resigns following the Company’s material breach of his employment agreement, (iv) in the case of change of control of the Company, provides that all awarded stock options shall become fully vested upon the effective date of the transaction, (v) provides Mr. Cashman with a $2.0 million term life insurance policy, the proceeds of which are payable to beneficiaries designated by Mr. Cashman, and (vi) restricts competitive activities by Mr. Cashman for two years following the termination of his employment with the Company regardless of the basis of that termination.

We have an employment agreement with Mr. J. Christopher Reid, our Vice President of Marketing, which was entered into on February 20, 2003 in connection with our acquisition of the CFX business and amended on May 1, 2006. Mr. Reid’s Employment Agreement (i) provides for an annual base salary and participation in the Company’s executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for termination benefits equal to twelve months salary then in effect if the Company terminates him other than for cause at any time or terminates him following a change of control of the Company, and (iv) restricts competitive activities by Mr. Reid for one year following the termination of his employment with the Company.

We have stock option agreements with all employees and executive officers who have been granted stock options. With the exception of our Chairman, CEO and CFO, all of our employee stock option agreements provide for “double trigger” vesting in the event of a change of control of the Company. If within 18 months of a change of control, the employee’s employment is terminated by the Company without cause or is terminated by the employee after any material adverse modification of his or her duties, principal employment location or compensation, then all stock options awarded to that employee shall become fully vested.

Given their role in any corporate transactional activities, we have agreements with Mr. Peter J. Smith, our Chairman, Mr. James E. Cashman III, our CEO, and Ms. Maria T. Shields, our CFO, which provide that all stock options awarded to each of them are subject to “single trigger” vesting and shall become fully vested in the event of a change of control of the Company.

Had a change of control occurred during Fiscal 2006 and had their employment been terminated on December 31, 2006, Mr. Smith, Mr. Cashman, Mr. Reid, Mr. Wheeler, Mr. Fairbanks and Ms. Shields would have been eligible to receive the payments set forth in the table entitled “Potential Payments Under Employment, Severance and Change-of-Control Agreements” on page 20 of this Proxy Statement.

Compensation Earned

Summary Compensation Table

(Fiscal Year 2006) (1)

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
James E. Cashman III, CEO	2006	$440,000	$647,106	—	$1,502,900	—	—	$38,423	$2,628,429
Maria T. Shields, CFO	2006	$168,333	$178,297	—	$429,400	—	—	$26,400	$802,430
Joseph C. Fairbanks, Jr., Vice President	2006	$176,583	$224,897	—	$429,400	—	—	$34,125	$865,005
J. Christopher Reid, Vice President	2006	$246,966	$213,559	—	$364,990	—	—	$11,534	$837,049
Michael J. Wheeler, Vice President	2006	$192,500	$185,273	—	$364,990	—	—	$26,400	$769,163

(1)	Additional information can be found in the Management’s Discussion and Analysis section beginning on page 13 of our Annual Report on Form 10-K filed on February 28, 2007.
(2)	In addition to cash bonus payments in the amount of $506,900, $138,200, $184,800, $179,536 and $151,250 paid to Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Reid and Mr. Wheeler, respectively, such amount also includes the fair market value of stock award grants in the amount of 2,147, 614, 614, 521 and 521 shares, respectively, and an additional cash payment of 25% of the fair market value of such stock awards for tax assistance. Such stock awards have fair market values of $105,160, $30,074, $30,074, $25,519, and $25,519 and the cash payments for tax assistance were $35,046, $10,023, $10,023, $8,504, and $8,504 for Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Reid and Mr. Wheeler, respectively. These shares were fully vested upon grant subject only to a lock-up agreement restricting transfer until the earlier of (i) the fourth anniversary of the grant date, (ii) termination of employment with the Company, or (iii) a change of control of the Company.
(3)	The grant date present value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 2, “Stock-Based Compensation” beginning on page 44 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 28, 2007 for the relevant assumptions used to determine the valuation of our option awards.
(4)	For Mr. Cashman, consists of life insurance premiums of $3,430, costs for auto allowance and reimbursement for auto usage-related expenses of $8,593, and Company contributions to the defined contribution and 401(k) plans of $26,400. For Mr. Fairbanks, consists of costs for auto allowance of $6,000, Company contributions to the defined contribution and 401(k) plans of $26,400, and spouse paid travel at the President’s Club trip of $1,725. For all others, consists solely of Company contributions to the Company retirement plans in which they participate.

Grants of Plan-Based Awards

(Fiscal Year 2006)

Name	Grant Date	Date of Compensation Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James E. Cashman III, CEO	11/20/06	10/24/06	—	—	—	—	—	—	—	70,000	$48.02	$1,502,900
Maria T. Shields, CFO	11/20/06	10/24/06	—	—	—	—	—	—	—	20,000	$48.02	$429,400
Joseph C. Fairbanks, Jr., Vice President	11/20/06	10/24/06	—	—	—	—	—	—	—	20,000	$48.02	$429,400
J. Christopher Reid, Vice President	11/20/06	10/24/06	—	—	—	—	—	—	—	17,000	$48.02	$364,990
Michael J. Wheeler, Vice President	11/20/06	10/24/06	—	—	—	—	—	—	—	17,000	$48.02	$364,990

(1)	The grant date present value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 2, “Stock-Based Compensation” beginning on page 44 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 28, 2007 for the relevant assumptions used to determine the valuation of our option awards.

Our Compensation Committee authorized the grant of stock option awards to our named executive officers at a regularly scheduled meeting, which was held on October 24, 2006, the same date on which it authorized the grant of stock option awards to our other officers and employees. In keeping with our standard policy and practice, the employee option allocation was finalized and all of the awards were granted on November 20, 2006, which was during the next open trading window after the Compensation Committee meeting. The exercise price of the stock options that were awarded was $48.02 per share, the closing price of our Common Stock on the grant date as reported on the NASDAQ Global Select Market. The terms of the options provide for vesting in four equal annual installments commencing one year from the date of grant. The options have a 10-year life.

Outstanding Equity Awards at Fiscal Year-End

(Fiscal Year 2006)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James E. Cashman III, CEO	23,184	—		—	$3.94	10/08/07	—	—	—	—
	10,000	—		—	$4.81	06/02/08	—	—	—	—
	7,000	—		—	$3.00	10/14/08	—	—	—	—
	21,090	—		—	$3.44	03/31/09	—	—	—	—
	121,840	—		—	$5.13	01/28/10	—	—	—	—
	200,000	—		—	$5.72	02/02/11	—	—	—	—
	160,000	—		—	$11.25	02/06/12	—	—	—	—
	75,000	75,000	(1)	—	$18.56	02/05/14	—	—	—	—
	25,000	175,000	(2)	—	$33.75	02/10/15	—	—	—	—
	—	70,000	(3)	—	$48.02	11/20/16	—	—	—	—

Maria T. Shields, CFO	9,974	—		—	$5.13	07/13/09	—	—	—	—
	40,000	—		—	$5.31	05/01/10	—	—	—	—
	30,000	—		—	$9.35	08/20/11	—	—	—	—
	26,000	—		—	$9.89	10/22/12	—	—	—	—
	7,500	2,500	(4)	—	$14.30	05/30/13	—	—	—	—
	2,000	6,000	(5)	—	$33.75	02/10/15	—	—	—	—
	—	10,000	(6)	—	$35.84	07/27/15	—	—	—	—
	—	20,000	(7)	—	$48.02	11/20/16	—	—	—	—

Joseph C. Fairbanks, Jr., Vice President	25,000	—		—	$9.40	10/10/11	—	—	—	—
	7,000	—		—	$9.89	10/22/12	—	—	—	—
	1,875	5,625	(8)	—	$33.75	02/10/15	—	—	—	—
	—	9,000	(9)	—	$35.84	07/27/15	—	—	—	—
	—	20,000	(10)	—	$48.02	11/20/16	—	—	—	—

J. Christopher Reid, Vice President	20,000	15,000	(11)	—	$11.73	02/26/13	—	—	—	—
	1,750	5,250	(12)	—	$33.75	02/10/15	—	—	—	—
	—	5,000	(13)	—	$35.84	07/27/05	—	—	—	—
	—	17,000	(14)	—	$48.02	11/20/16	—	—	—	—

Michael J. Wheeler, Vice President	18,000	—		—	$4.94	12/13/10	—	—	—	—
	15,600	—		—	$9.35	08/20/11	—	—	—	—
	18,988	—		—	$13.28	12/10/11	—	—	—	—
	18,002	—		—	$9.89	10/22/12	—	—	—	—
	7,500	12,500	(15)	—	$14.30	05/30/13	—	—	—	—
	2,500	7,500	(16)	—	$33.75	02/10/15	—	—	—	—
	—	14,000	(17)	—	$35.84	07/27/15	—	—	—	—
	—	17,000	(18)	—	$48.02	11/20/16	—	—	—	—

(1)	An option to acquire 37,500 shares vests on February 5 of each year from 2007-2008.
(2)	An option to acquire 25,000 shares vests on February 10 of each year from 2007-2013.
(3)	An option to acquire 17,500 shares vests on November 20 of each year from 2007-2010.
(4)	An option to acquire 2,500 shares vests on May 30, 2007.
(5)	An option to acquire 2,000 shares vests on February 10 of each year from 2007-2009.
(6)	An option to acquire 2,500 shares vests on July 27 of each year from 2008-2011.
(7)	An option to acquire 5,000 shares vests on November 20 of each year from 2007-2010.
(8)	An option to acquire 1,875 shares vests on February 10 of each year from 2007-2009.
(9)	An option to acquire 2,250 shares vests on July 27 of each year from 2008-2011.
(10)	An option to acquire 5,000 shares vests on November 20 of each year from 2007-2010.
(11)	An option to acquire 15,000 shares vests on February 26, 2007.
(12)	An option to acquire 1,750 shares vests on February 10 of each year from 2007-2009.
(13)	An option to acquire 1,250 shares vests on July 27 of each year from 2008-2011.
(14)	An option to acquire 4,250 shares vests on November 20 of each year from 2007-2010.
(15)	An option to acquire 12,500 shares vests on May 30, 2007.
(16)	An option to acquire 2,500 shares vests on February 10 of each year from 2007-2009.
(17)	An option to acquire 3,500 shares vests on July 27 of each year from 2008-2011.
(18)	An option to acquire 4,250 shares vests on November 20 of each year from 2007-2010.

Options Exercises and Stock Vested

(Fiscal Year 2006)

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James E. Cashman III, CEO	48,000	$1,909,446	—	—
Maria T. Shields, CFO	25,000	$1,030,577	—	—
Joseph C. Fairbanks, Jr., Vice President	—	$—	—	—
J. Christopher Reid, Vice President	—	$—	—	—
Michael J. Wheeler, Vice President	17,500	$576,549	—	—

Potential Payments Under Employment, Severance and Change-of-Control Agreements

The table below sets forth the payments that the Company would be required to make in the event that any of the named executed officers were terminated without cause or, in the case of Mr. Cashman, by the employee for good reason, or, in the case of Mr. Reid, upon a change in control.

Name	Salary & Bonus ($)	Benefits ($) (1)	Outplacement Services ($)	Total ($)
James E. Cashman III, CEO (2)	$840,000	$12,537	$52,800	$905,337
Maria T. Shields, CFO	—	—	—	—
Joseph C. Fairbanks, Jr., Vice President	—	—	—	—
J. Christopher Reid, Vice President	$246,966	$10,663	—	$257,629
Michael J. Wheeler, Vice President	—	—	—	—

(1)	Consists of health, dental, vision, life and disability insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2006 and is valued at the premium in effect on December 31, 2006.
(2)	Mr. Cashman is entitled to two years of salary and bonus and benefits. The amounts set forth in this row show the aggregate payments to which he is entitled over the two-year period.

In addition to the payments set forth in the table above, upon a change in control, the named executed officers would be entitled to vesting of their options under certain circumstances.

Mr. Cashman and Ms. Shields are subject to “single-trigger” vesting, so upon a change of control, all of their options would immediately vest. Assuming a change of control occurred on December 29, 2006 and that the price per share is the closing market price as of that date, Mr. Cashman would receive $3,574,250 and Ms. Shields would receive $207,928, respectively.

Each of Mr. Fairbanks, Mr. Reid and Mr. Wheeler are subject to “double-trigger” vesting, as further described above under “Post-Employment Compensation—Employment, Severance and Change-of-Control Agreements.” Assuming a change of control occurred on December 29, 2006 and that the price per share is the closing market price as of that date, Mr. Fairbanks, Mr. Reid and Mr. Wheeler would receive $123,638, $565,860 and $545,088, respectively.

Each of Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Reid and Mr. Wheeler have stock award grants totaling 2,147, 1,264, 1,264, 771, and 1,171 shares that would no longer be subject to a lock-up agreement restricting transfer upon a change of control of the Company.

Compensation Consultant

In October 2005, our Compensation Committee solicited proposals from three independent compensation consultants and retained the services of F.W. Cook. F.W. Cook was charged, among other things, with conducting a competitive assessment of our director compensation, CEO compensation and executive equity compensation. In addition to talking to members of our Compensation Committee, they also contacted certain of our executive officers and other employees in our human resources and legal departments to obtain historical data and information about previous compensation practices. In preparing its analysis, F.W. Cook developed a peer group of public companies consisting of firms comparable in size and industry to ours, and analyzed our relative performance in terms of revenue, net income, market capitalization, 1-year total return and 3-year total return. Our Compensation Committee considered the recommendations of F.W. Cook when setting the base salary and target bonus of our CEO for Fiscal 2006 and when making executive equity awards in Fiscal 2006. In October 2006, our Compensation Committee directed F.W. Cook to perform a competitive assessment of our executive base salary and target bonus compensation, which the Compensation Committee intends to utilize, among other sources of information, in setting the base salaries and target bonuses of our executive officers for fiscal year 2007.

Tax and Accounting Considerations

The Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to the Company’s CEO and the four highest compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for Fiscal 2006 with management, and has recommended to our Board of Directors that the CD&A be included in our proxy statement for Fiscal 2006, and be incorporated by reference in our Annual Report on Form 10-K for Fiscal 2006 for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

John F. Smith, Chairman

Jacqueline C. Morby

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte and Touche LLP, an independent registered public accounting firm, served as our independent auditor for Fiscal 2006, and has reported on our 2006 consolidated financial statements and internal control over financial reporting. Our Audit Committee re-appointed Deloitte and Touche LLP to serve as our independent auditor for fiscal year 2007 and we are seeking your ratification of that appointment. A representative of Deloitte and Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Committee Report to Stockholders

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent registered public accounting firm, reviews with management and the independent registered public accounting firm the Company’s quarterly and annual operating results, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees the Company’s risk management policies and practices and establishes policies for business values, ethics and employee relations.

With respect to Fiscal 2006, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•

Discussed with Deloitte and Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees) and SEC Rule 2-07 of Regulation S-X; and

•	Received the written disclosures and the letter from Deloitte and Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte and Touche LLP its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for Fiscal 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bradford C. Morley, Chairman

Roger J. Heinen, Jr.

Patrick J. Zilvitis

Independent Registered Public Accounting Firm Services and Fees

The Company has selected Deloitte and Touche LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2007.

A representative of Deloitte and Touche LLP will be present at our Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

Our Audit Committee pre-approves all auditing services and the terms thereof and all non-audit services, provided that the pre-approval requirement is waived for any non-audit services if the “de minimus exception” set forth in Section 10A(i)(1)(B) of the Securities Exchange Act is satisfied.

The following table sets forth the aggregate fees billed to the Company for professional services rendered by our principal accounting firm, Deloitte and Touche LLP, for the fiscal years ended December 31, 2006 and 2005, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2006	2005
Audit Fees	$1,068,000	$435,000
Audit-Related Fees	$514,000	$217,000
Tax Fees	$174,000	$127,000
All Other Fees	—	—

	$1,756,000	$779,000

Deloitte and Touche LLP did not provide any services to us related to financial information systems design and implementation during 2006 or 2005.

“Audit Fees” in 2006 and 2005 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our Annual Reports on Form 10-K and for the review of the financial statements included in our Quarterly Reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

“Audit-Related Fees” are for assurance and related services by Deloitte and Touche LLP that are reasonably related to the performance of the audit or review of our financial statements, including financial and tax due diligence related to business acquisitions.

“Tax Fees” consisted of fees billed for tax compliance, consultation and planning services.

The services performed by the independent registered public accounting firm in 2006 and 2005 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee. The policy requires that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter will be submitted to the Audit Committee for approval. Any requests for audit, audit-related, tax and other services not contemplated during the quarterly approval process must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Our Audit Committee has considered whether the provision of services, including non-audit services, by Deloitte and Touche LLP is compatible with maintaining Deloitte and Touche LLP’s independence, and has concluded that it is compatible.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s 2008 annual meeting of stockholders must be received by the Company on or before December 10, 2007, in order to be considered for inclusion in the Company’s proxy materials for that meeting. These proposals must also comply with the rules of the SEC and should be mailed to: Secretary, ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA, 15317.

Stockholder proposals intended to be presented at the Company’s 2008 annual meeting, which are not to be included in the Company’s proxy materials, must be received by the Company no earlier than January 16, 2008, nor later than March 2, 2008, in accordance with the Company’s By-laws.

Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee should send such recommendations to the Secretary of the Company at the Company’s executive offices not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement for the prior year was released. Such recommendations must include: (1) the name and address of record of the stockholder; (2) a representation that the stockholder is a record holder of the Company’s Common Stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (4) a description of the qualifications of the proposed director candidate which address the minimum qualifications described above; (5) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (6) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, shall demonstrate sound judgment, and shall be expected to effectively interact with other members of the Board to serve the long-term interests of the Company and its stockholders. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for our Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

OTHER MATTERS

Our Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE ENCLOSED PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; OR (3) MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 15, 2007. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

The Board of Directors recommends a vote FOR the election of the nominee as director and FOR Proposal 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR the nominee listed to the left (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for the nominee listed to the left
1.	ELECTION OF DIRECTOR Nominee: Jacqueline C. Morby	☐		☐	THIS PROXY WILL BE VOTED AS DIRECTED HEREON, OR IF RETURNED EXECUTED, WITH NO DIRECTION GIVEN, WILL BE VOTED FOR THE NOMINEE AS DIRECTOR AND FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

2.	RATIFY SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	FOR ☐	AGAINST ☐	ABSTAIN ☐	PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE. THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON.

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.				Executors, administrators, trustees, attorneys, etc., should give full title as such. If the signer is a corporation or partnership, please sign full corporate or partnership name by duly authorized officer.

PLAN TO ATTEND THE MEETING ☐

Signature(s)	Date , 2007

Ù  FOLD AND DETACH HERE  Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/anss Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Admittance Pass

2007 Annual Meeting of Stockholders

ANSYS, Inc.

Wednesday, May 16, 2007

2:00 p.m. Eastern Time

Southpointe Club

Southpointe

360 Southpointe Blvd.

Canonsburg, Pennsylvania

Please Present This Admittance Pass When Entering The Meeting

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR

THE ANNUAL MEETING OF STOCKHOLDERS, MAY 16, 2007

The undersigned hereby appoints JAMES E. CASHMAN III and MARIA T. SHIELDS, attorneys and proxies, with full power of substitution, to represent the undersigned and to vote all shares of stock of ANSYS, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ANSYS, Inc. to be held at the Southpointe Club, Southpointe, 360 Southpointe Blvd., Canonsburg, Pennsylvania on Wednesday, May 16, 2007, at 2:00 p.m. Eastern Time, or at any adjournments or postponements thereof, upon all matters as set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

(Continued, and to be signed and dated, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù  FOLD AND DETACH HERE  Ù

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